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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION

                                      OF

                         OMEGA ACQUISITION CORPORATION



          FIRST.    The name of the Corporation is Omega Acquisition
Corporation.

          SECOND.   The address of its registered office in the State of
Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the corporation at such address is the Corporation Trust Company.

          THIRD.    The nature of the business to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH.   The total number of shares of stock which the Corporation
shall have authority to issue is One Thousand (1,000) shares of common stock; each such share shall have a par value of $.01.

          FIFTH.    The name and mailing address of each incorporator is as
follows:

          NAME                                ADDRESS
          ----                                -------

     Cory A. Wolfe                  c/o Weil, Gotshal & Manges
                                    767 Fifth Avenue
                                    New York, New York  10153

          SIXTH.    The Corporation is to have perpetual existence.

          SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly
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authorized to make, alter or repeal the By-Laws of the Corporation.

          EIGHTH.   Meetings of stockholders may be held within or without the
State of Delaware as the By-Laws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

          NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          TENTH.    To the fullest extent permitted by the Delaware General
Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          ELEVENTH The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

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          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 31st day of October, 1996.



                                    /s/ CORY A. WOLFE
                                    ----------------------
                                    Cory A. Wolfe
                                    Sole Incorporator

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